Exhibit 4.7

CONFORMED COPY

DEED OF UNDERTAKING

dated   3 February 2004

by

BARCLAYS BANK PLC

as Security Agent

in favour of

THE BANK OF NEW YORK

as Trustee

London

99 Bishopsgate

London EC2M 3XF

(44) 020 7710 1000 (Tel)

(44) 020 7374 4460 (Fax)

www.lw.com

THIS DEED is dated 3 February 2004

BETWEEN

(1)                                  BARCLAYS BANK PLC, as security trustee and agent for the Secured Parties (the “Security Agent”);

(2)                                  THE BANK OF NEW YORK as trustee for the High Yield Noteholders (the “High Yield Notes Trustee”); and

(3)                                  INMARSAT INVESTMENTS LIMITED as shareholder and chargor in respect of the Shares (the “Chargor”).

Background

(A)                              Pursuant to the Debenture, the Chargor created a first fixed charge over the Shares in favour of the Security Agent, for the benefit of the Secured Parties (as defined in the Debenture).

(B)                                As at the date hereof, the Security Agent is holding the Certificates in accordance with Clause 11.1 (Documents) of the Debenture.

(C)                                Pursuant to the High Yield Notes Second Ranking Charge dated on or about the date hereof, the Chargor has granted a second ranking charge over the Shares in favour of the High Yield Notes Trustee for the benefit of the High Yield Noteholders.

(D)                               The High Yield Notes Trustee holds the benefit of this Deed on trust for the High Yield Noteholders on the terms set out in the Indenture and the High Yield Notes Second Ranking Charge.

(E)                                 The Parties hereto intend this document to take effect as a deed (even though the Security Agent and the High Yield Notes Trustee only execute it under hand).

IT IS AGREED as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               Definitions

“Business Day”	means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of London are authorised by law, regulation or executive order to remain closed.

“Certificates”	means the original share certificates and/or any other documents of title representing the Shares, together with all stock powers and/or other instruments of transfer related to such Shares.

“Company”	means Inmarsat Ventures Limited, a company incorporated in England and Wales with registered number 03674573, having its registered address at 99

City Road, London, EC1Y 1AX.

“Debenture”	means the debenture dated 10 October, 2003 and made between, amongst others, the Chargor and the Security Agent (as the same may be amended from time to time).

“Delivery Date”	means the earlier of: (a) the Senior Discharge Date; or (b) the date upon which the Security Agent receives a Delivery Notice from and duly executed by the High Yield Notes Trustee.

“Delivery Notice”	means a notice in the form set out in the Schedule to this Deed.

“Indenture”	means the indenture related to the High Yield Notes dated on or about the date of this Deed between the Issuer, the Guarantors (each as defined therein) and the High Yield Notes Trustee.

“Intercreditor Agreement”

means the intercreditor agreement dated 10 October 2003 and made between, amongst others, the Chargor, the Security Agent, the Senior Lenders and the High Yield Notes Trustee (as the amended from time to time).

“Party”	means a party to this Deed.

“Shares”	means all shares in the Company.

1.2                               Construction

(a)                                  Save as expressly defined in this Deed, capitalised terms defined in the Intercreditor Agreement shall have the same meaning when used in this Deed.

(b)                                 Terms defined in the recitals to this Deed have the same meaning when used in this Deed.

(c)                                  Any reference in this Deed to a time of day is a reference to London time.

(d)                                 In construing this Deed the provisions in Section 1.3 (Construction) of the Intercreditor Agreement shall apply to this Deed with all necessary changes.

1.3                               Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.

1.4                               Intercreditor Agreement

This Deed shall be subject to the terms of the Intercreditor Agreement.

2.                                      UNDERTAKING TO DELIVER CERTIFICATES

2.1                               Delivery of Certificates

The Security Agent undertakes to the High Yield Notes Trustee to (on the Delivery Date) deliver the Certificates to the High Yield Notes Trustee at the address referred to in Clause 7.2 (Addresses) below, or to such other address as the High Yield Notes Trustee may specify in the Delivery Notice, provided that such address must be situated in London.

2.2                               Time of Delivery

(a)                                  Where the Delivery Date is the Senior Discharge Date, the Security Agent shall deliver the Certificates to the High Yield Notes Trustee by 5 p.m. on the Delivery Date.

(b)                                 Where the Delivery Date is not the Senior Discharge Date:-

(i)                                     if the Security Agent receives a Delivery Notice from the High Yield Notes Trustee by 11 a.m. on the day three Business Days prior to such Delivery Date, it shall deliver the Certificates to the High Yield Notes Trustee by 5 p.m. on such Delivery Date; and

(ii)                                  if the Security Agent receives a Delivery Notice from the High Yield Notes Trustee after 11 a.m. the day three Business Days prior to such Delivery Date, it shall deliver the Certificates to the High Yield Notes Trustee by 5 p.m. on the first Business Day following such Delivery Date.

3.                                      ACKNOWLEDGEMENT BY CHARGOR

3.1                               Deferral of Chargor’s Rights

The Chargor hereby acknowledges and accepts the terms of this Deed and agrees that until the High Yield Notes Discharge Date it will not exercise any rights which it may have in respect of the Shares or the Certificates, save as expressly permitted pursuant to the Debenture, the Intercreditor Agreement or the High Yield Notes Second Ranking Charge.

3.2                               Waiver of Liability

Neither the Security Agent nor the High Yield Notes Trustee, the High Yield Noteholders, any Receiver or any Delegate acting on behalf of either of them shall (either by reason of taking possession of the Certificates or delivering them in accordance with the terms of this Deed or for any other reason) be liable to the Chargor for any costs, losses, liabilities or expenses relating to any act, default, omission or misconduct of the Security Agent, the High Yield Notes Trustee, High Yield Noteholders, any Receiver or any Delegate acting on behalf of either of them or their respective officers, employees or agents in relation to the Shares or the Certificates or in connection with this Deed, except to the extent caused by its or their own gross negligence or wilful misconduct.

3.3                               Further Assurance

The Chargor shall, subject to the terms of this Deed and the Intercreditor Agreement, promptly, and at its own expense, do whatever the Security Agent and/or the High Yield Notes Trustee may require (acting reasonably) to facilitate the delivery of the Certificates in accordance with the provisions of Clause 2 (Undertaking to Deliver Certificates).

4.                                      EXPENSES

4.1                               Expenses

The Chargor shall, within three Business Days of demand, pay to the Security Agent and/or the High Yield Notes Trustee and/or the High Yield Noteholders the amount of all costs, losses, liabilities and expenses (including legal fees) incurred by any of the Security Agent and/or the High Yield Notes Trustee and/or the High Yield Noteholders in relation to this Deed (including the administration, protection, realisation, enforcement or preservation of any rights under or in connection with this Deed, or any consideration by the Trustee as to whether to realise or enforce the same, and/or any amendment, waiver, consent or release of any other document referred to in this Deed).

5.                                      RIGHTS

Where there is any ambiguity or conflict between the rights conferred by law and those conferred by or pursuant to this Deed, the terms of this Deed shall prevail.

6.                                      PARTIAL INVALIDITY

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

7.                                      NOTICES

7.1                               Communications in writing

Any communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, may be made by fax or letter.

7.2                               Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Deed is that identified with its name on the signature page hereof or any substitute address, fax number or department or officer as the Party may notify to the High Yield Notes Trustee (or the High Yield

Notes Trustee may notify to the other Parties, if a change is made by the Trustee) by not less than five (5) Business Days’ notice.

7.3                               Delivery

Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:

(i)                                     if by way of fax, when received in legible form; or

(ii)                                  if by way of letter, when it has been left at the relevant address or 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 7.2 (Addresses), if addressed to that department or officer.

7.4                               Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 7.2 (Addresses) or changing its own address or fax number, the Trustee shall notify the other Parties.

7.5                               English language

(a)                                  Any notice given under or in connection with this Deed must be in English.

(b)                                 All other documents provided under or in connection with this Deed must be:

(i)                                     in English; or

(ii)                                  if not in English, and if so required by the Trustee, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document or a Secured Document.

8.                                      COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

9.                                      GOVERNING LAW

This Deed is governed by English law.

10.                               JURISDICTION

10.1                        Jurisdiction of English courts

(a)                                  The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed) (a “Dispute”).

(b)                                 The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                                  This Clause 10.1 is for the benefit of the High Yield Notes Trustee only.  As a result, the High Yield Notes Trustee shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the High Yield Notes Trustee may take concurrent proceedings in any number of jurisdictions.

IN WITNESS WHEREOF this Deed has been duly executed and delivered as a deed on the date stated at the beginning of this Deed.

SCHEDULE

FORM OF DELIVERY NOTICE

To:     BARCLAYS BANK PLC

5 The North Colonnade

Canary Wharf

London E14 4BB

                                     200

Dear Sirs,

Deed of Undertaking dated 3 February 2004 between Barclays Bank PLC and The Bank of New York (the “Undertaking”).

This notice constitutes a Delivery Notice pursuant to and as defined in the Undertaking, a copy of which is attached hereto.  Save as expressly defined in this notice, capitalised terms defined in the Undertaking shall have the same meaning when used in this notice.

We hereby confirm that, to the best of our knowledge, the High Yield Finance Parties are permitted to take Enforcement Action in relation to the High Yield Notes Second Ranking Charge under Clauses 21.4 (Permitted High Yield Notes On-Loan, the High Yield Notes Assignment of On-Loan and/or the High Yield Notes Second Ranking Charge enforcement) and 23.1 (Enforcement of Security) of the Intercreditor Agreement.

We therefore instruct you, in accordance with Clause 2 (Undertaking to Deliver Certificates) of the Undertaking, to deliver the Certificates to [us at the address referred to in Clause 7.2 (Addresses) of the Undertaking/or insert alternative delivery address].

This notice is governed by English law.

Yours faithfully,

THE BANK OF NEW YORK
(Authorised signatory)

SIGNED as a DEED by

for and on behalf of BARCLAYS BANK PLC in the presence of	FRASER MCPHAIL

Address:	5 North Colonnade Canary Wharf London E14 5DD

Fax No:	+44 20 7773 4893

Attention:	Frank Rogers

SIGNED as a DEED by

for and on behalf of THE BANK OF NEW YORK in the presence of ALEX MERRISON	DANIEL WYNNE

Address:	One Canada Square London E14 5AL

Fax No:	+44 20 7964 6399

Attention:	Corporate Trust Administration

SIGNED as a DEED by INMARSAT INVESTMENTS LIMITED acting by

a Director and	RAMIN KHADEM

a Director/the Secretary	ALISON HORROCKS

Address:	99 City Road London EC1Y 1AX

Fax No:	+44 20 7728 1623

Attention:	Company Secretary